CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
Global Medium-Term Notes, Series A	$2,919,000	$398.15

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Pricing Supplement dated February 8, 2013 (To the Prospectus dated August 31, 2010 and the Prospectus Supplement dated May 27, 2011)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-169119

$2,919,000 Callable Yield Notes due August 13, 2014 Linked to the Common Stock of Michael Kors Holdings Limited Global Medium-Term Notes, Series A, No. E-7739

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC

Initial Valuation Date:	February 8, 2013

Issue Date:	February 13, 2013

Final Valuation Date:	August 8, 2014*

Maturity Date:	August 13, 2014**

Reference Asset:	Common Stock of Michael Kors Holdings Limited (Bloomberg ticker symbol “KORS UN <Equity>”).

Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof

Interest Rate:	12.50% per annum

Interest Payment Dates***:	Quarterly, payable in arrears on May 13, 2013, August 13, 2013, November 13, 2013, February 13, 2014, May 13, 2014 and the Maturity Date.

Day Count Convention:	30/360

Tax Allocation of the Quarterly Payments on the Notes:	Deposit Income: 6.40% of the amount of the quarterly interest payment Put Premium: 93.60% of the amount of the quarterly interest payment

Early Redemption at the Option of the Issuer:	The Issuer may redeem your Notes (in whole but not in part) at its sole discretion without your consent at the Redemption Price set forth below on any Interest Payment Date during the term of the Notes, beginning on the Interest Payment Date scheduled to occur on May 13, 2013, provided the Issuer gives at least five business days’ prior written notice to the trustee. If the Issuer exercises its redemption option, the Interest Payment Date on which the Issuer so exercises the redemption option will be referred to as the “Early Redemption Date”.

Redemption Price:	If the Issuer exercises its redemption option on any Interest Payment Date, you will receive on the applicable Early Redemption Date a cash payment equal to 100% of the principal amount of your Notes together with any accrued but unpaid interest to but excluding such scheduled Interest Payment Date.

Physical Settlement at the Option of the Issuer:	If a Knock-In Event occurs AND we have elected to exercise our physical settlement option, you will receive on the Maturity Date an amount of shares of the Reference Asset equal to the Physical Delivery Amount (and, if applicable, a cash payment in respect of the Fractional Share Amount) as described below under “Payment at Maturity”.

Business Day Convention:	Following; Unadjusted

Business Days:	New York and London

Payment at Maturity:

If your Notes are not early redeemed by us pursuant to the “Early Redemption at the Option of the Issuer” provisions, you will receive (subject to our credit risk) on the Maturity Date, in addition to the final interest payment, a payment determined as follows:

•       If a Knock-In Event does not occur, you will receive a cash payment of $1,000 per $1,000 principal amount Note;

•       If (i) a Knock-In Event occurs AND (ii) we have not elected to exercise our physical settlement option, you will receive an amount in cash calculated per $1,000 principal amount Note as follows:

$1,000 + [$1,000 × Reference Asset Return]

•       If (i) a Knock-In Event occurs AND (ii) we have elected to exercise our physical settlement option, you will receive (a) an amount of shares of the Reference Asset equal to the Physical Delivery Amount and (b) a cash payment equal to the Fractional Share Amount times the Final Price.

If a Knock-In Event occurs, you will lose some or all of the principal amount of your Notes. If a Knock-In Event occurs and we have not elected to exercise our physical settlement option, the portion of your principal that you receive at maturity will be fully exposed to any decline from the Initial Price to the Final Price. If a Knock-In Event occurs and we have exercised our physical settlement option, the market value of the shares of the Reference Asset that you receive is expected to be substantially less than the value of your original investment. Any payment on the Notes, including any payment due at maturity, is subject to the creditworthiness of the Issuer and is not guaranteed by any third party. For a description of risks with respect to the ability of Barclays Bank PLC to satisfy its obligations as they come due, see “Credit of Issuer” in this pricing supplement.

Knock-In Event:	A Knock-In Event occurs if, as determined by the Calculation Agent, the Final Price of the Reference Asset is less than the Knock-In Barrier.

Reference Asset Return:	The performance of the Reference Asset from the Initial Price to the Final Price, calculated as follows: Final Price – Initial Price Initial Price

Initial Price:****	$57.10, the Closing Price of the Reference Asset on the Initial Valuation Date.

Final Price:****	The Closing Price of the Reference Asset on the Final Valuation Date.

Knock-In Barrier:****	$31.41, the Initial Price multiplied by 55.00% rounded to the nearest cent.

Physical Delivery Amount:****	17, which is a number of shares of the Reference Asset equal to $1,000 divided by the Initial Price, rounded down to the nearest whole number.

Fractional Share Amount:****	0.513135, which is equal to the number of fractional shares resulting from dividing $1,000 by the Initial Price.

Closing Price:

With respect to the Reference Asset on a valuation date, the official closing price per share of the Reference Asset as displayed on Bloomberg Professional® service page “KORS:UN <Equity>” or any successor page on Bloomberg Professional® service or any successor service, as applicable.

In certain circumstances, the closing price per share of the Reference Asset will be based on the alternate calculation as described in “Reference Assets—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the accompanying prospectus supplement.

Business Day:	Any day that is a Monday, Tuesday, Wednesday, Thursday or Friday that is not a day on which banking institutions in New York City or London generally, are authorized or obligated by law or executive order to close.

Calculation Agent:	Barclays Bank PLC

CUSIP/ISIN:	06741JXB0 and US06741JXB06

*	Subject to postponement in the event of a market disruption event, as described under “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the prospectus supplement.

**	Subject to postponement in the event of a market disruption event as described under “Terms of the Notes—Maturity Date”, “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset” in the prospectus supplement.

***	If such day is not a Business Day, payment will be made on the immediately following Business Day with the same force and effect as if made on the specified date. No additional interest will accrue as a result of delayed payment.

****	Subject to adjustment as described under “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset” in the prospectus supplement.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-6 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-7 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

We may use this pricing supplement in the initial sale of Notes. In addition, Barclays Capital Inc. or another of our affiliates may use this pricing supplement in market resale transactions in any Notes after their initial sale. Unless we or our agent informs you otherwise in the confirmation of sale, this pricing supplement is being used in a market resale transaction.

The Notes constitute our direct, unconditional, unsecured and unsubordinated obligations and are not deposit liabilities of Barclays Bank PLC and are not insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency of the United States, the United Kingdom or any other jurisdiction.

	Price to Public	Agent’s Commission‡	Proceeds to Barclays Bank PLC
Per Note	100%	1.50%	98.50%
Total	$2,919,000	$43,785	$2,875,215

‡	Barclays Capital Inc. will receive commissions from the Issuer equal to 1.50% of the principal amount of the notes, or $15.00 per $1,000 principal amount, and may retain all or a portion of these commissions or use all or a portion of these commissions to pay selling concessions or fees to other dealers. Accordingly, the percentage and total proceeds to Issuer listed herein is the minimum amount of proceeds that Issuer receives.

ADDITIONAL TERMS SPECIFIC TO THE NOTES

You should read this pricing supplement together with the prospectus dated August 31, 2010, as supplemented by the prospectus supplement dated May 27, 2011 relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

•	Prospectus dated August 31, 2010:

http://www.sec.gov/Archives/edgar/data/312070/000119312510201448/df3asr.htm

•	Prospectus Supplement dated May 27, 2011:

http://www.sec.gov/Archives/edgar/data/312070/000119312511152766/d424b3.htm

Our SEC file number is 1-10257. As used in this pricing supplement, the “Company,” “we,” “us,” or “our” refers to Barclays Bank PLC.

HYPOTHETICAL PAYMENTS AT MATURITY ASSUMING A RANGE OF REFERENCE ASSET RETURNS

The following table illustrates a hypothetical range of payments at maturity (excluding the final interest payment on the Notes) assuming a range of Reference Asset Returns. The hypothetical examples set forth below are for illustrative purposes only. The numbers appearing in the following table and examples have been rounded for ease of analysis. The following examples do not take into account any tax consequences from investing in the Notes. These examples also make the following assumptions:

•	Initial Price of the Reference Asset: $57.10

•	Knock-in Barrier: $31.41 (which is 55.00% of the assumed Initial Price set forth above, rounded to the nearest cent)

•	Physical Delivery Amount: 17 shares (which is equal to $1,000 divided by the assumed Initial Price set forth above, rounded down to the nearest whole share)

•

Fractional Share Amount: 0.513135 (which is the amount of fractional shares resulting from dividing $1,000 by the assumed Initial Price set forth above). In lieu of any fractional share amount that you would otherwise receive in respect of any Note, at maturity investors will receive an amount in cash equal to the value of such fractional share based on the Final Price.

•	The Notes are not redeemed by us prior to maturity, as described under “Early Redemption at the Option of the Issuer” on the cover page of this pricing supplement.

Final Price ($)	Reference Asset Return	Payment at Maturity (per $1,000 principal amount Note)*	Physical Delivery Amount (per $1,000 principal amount Note)	Fractional Share Amount (per $1,000 principal amount Note)
114.20	100.00%	$1,000.00	N/A	N/A
108.49	90.00%	$1,000.00	N/A	N/A
102.78	80.00%	$1,000.00	N/A	N/A
97.07	70.00%	$1,000.00	N/A	N/A
91.36	60.00%	$1,000.00	N/A	N/A
85.65	50.00%	$1,000.00	N/A	N/A
79.94	40.00%	$1,000.00	N/A	N/A
74.23	30.00%	$1,000.00	N/A	N/A
68.52	20.00%	$1,000.00	N/A	N/A
62.81	10.00%	$1,000.00	N/A	N/A
59.96	5.00%	$1,000.00	N/A	N/A
57.10	0.00%	$1,000.00	N/A	N/A
54.25	-5.00%	$1,000.00	N/A	N/A
51.39	-10.00%	$1,000.00	N/A	N/A
48.54	-15.00%	$1,000.00	N/A	N/A
45.68	-20.00%	$1,000.00	N/A	N/A
39.97	-30.00%	$1,000.00	N/A	N/A
39.68	-35.00%	$1,000.00	N/A	N/A
34.26	-40.00%	$1,000.00	N/A	N/A
31.41	-45.00%	$1,000.00	N/A	N/A
28.55	-50.00%	$500.00**	17***	0.513135¥ ($14.65)
22.84	-60.00%	$400.00**	17***	0.513135¥ ($11.72)
17.13	-70.00%	$300.00**	17***	0.513135¥ ($8.79)
11.42	-80.00%	$200.00**	17***	0.513135¥ ($5.86)
5.71	-90.00%	$100.00**	17***	0.513135¥ ($2.93)
0.00	-100.00%	$0.00**	0	0.00¥ ($0.00)

*	Excluding the final interest payment on the Notes
**	Assumes that we have not elected to exercise our physical settlement option, as described on the cover page of this pricing supplement
***	Number of shares equal to $1,000 divided by the assumed Initial Price set forth above, rounded down to the nearest whole share
¥	The cash value of such fractional share is provided in the parenthetical.

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

Example 1: The Reference Asset increases from an Initial Price of $57.10 to a Final Price of $68.52.

Because the Final Price is greater than the Knock-In Barrier, a Knock-In Event does not occur. The investor will receive at maturity, in addition to the final interest payment on the Notes, a cash payment of $1,000 per $1,000 principal amount Note.

Example 2: The Reference Asset decreases from an Initial Price of $57.10 to a Final Price of $45.68.

Although the Final Price is less than the Initial Price, the Final Price is above the Knock-In Barrier. Because the Final Price is above the Knock-In Barrier, a Knock-In Event does not occur. Accordingly, investor will receive at maturity, in addition to the final interest payment on the Notes, a cash payment of $1,000 per $1,000 principal amount Note.

Example 3: The Reference Asset decreases from an Initial Price of $57.10 to a Final Price of $28.55 (resulting in the occurrence of a Knock-In Event) and we do not exercise our option to physically settle the Notes.

Because the Final Price is less than the Knock-In Barrier, a Knock-In Event has occurred. Accordingly, assuming that we have not exercised our option to physically settle the Notes, the investor receives a cash payment at maturity (in addition to the final interest payment) of $500.00 per $1,000 principal amount Note, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return]

$1,000 + [$1,000 × -50.00%] = $500.00

Example 4: The Reference Asset decreases from an Initial Price of $57.10 to a Final Price of $28.55 (resulting in the occurrence of a Knock-In Event) and we exercise our option to physically settle the Notes.

Because the Final Price is less than the Knock-In Barrier, a Knock-In Event has occurred. Accordingly, assuming that we exercise our option to physically settle the Notes, the investor receives at maturity (in addition to the final interest payment), for each $1,000 principal amount Note that they hold, 17 shares of the Reference Asset (equal to the Physical Delivery Amount) plus a cash payment of $14.65 (equal to the Fractional Share Amount times the Final Price).

SELECTED PURCHASE CONSIDERATIONS

•

Market Disruption Events and Adjustments—The Final Valuation Date, the Maturity Date and the payment at maturity are subject to adjustment as described in the following sections of the prospectus supplement:

•

For a description of what constitutes a market disruption event with respect to the Reference Asset as well as the consequences of that market disruption event, see “Reference Assets—Equity Securities—Market Disruption Events Relating to Securities with an Equity Security as the Reference Asset”; and

•

For a description of further adjustments that may affect the Reference Asset, see “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as the Reference Asset”.

•

Material U.S. Federal Income Tax Considerations—The material tax consequences of your investment in the Notes are summarized below. The discussion below supplements the discussion under “Certain U.S. Federal Income Tax Considerations” in the accompanying prospectus supplement. Except as noted under “Non-U.S. Holders” below, this section applies to you only if you are a U.S. holder (as defined in the accompanying prospectus supplement) and you hold your Notes as capital assets for tax purposes and does not apply to you if you are a member of a class of holders subject to special rules or are otherwise excluded from the discussion in the prospectus supplement (for example, if you did not purchase your Notes in the initial issuance of the Notes). In addition, this discussion does not apply to you if you purchase your Notes for more or less than the principal amount of the Notes.

The United States federal income tax consequences of your investment in the Notes are uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described below. Pursuant to the terms of the Notes, Barclays Bank PLC and you agree, in the absence of a change in law or an administrative or judicial ruling to the contrary, to treat your Notes as an investment unit consisting of (i) a fixed-rate debt instrument that we issued to you for an amount equal to the principal amount of the Notes (the “Deposit”) and (ii) a put option in respect of the Reference Asset (the “Put Option”) which you sold to us in exchange for a portion of the stated interest on the Notes (the “Put Premium”). On the cover page of this pricing supplement, we have determined the amount of each interest payment that represents interest on the Deposit (this amount is denoted as “Deposit Income”) and the amount that represents Put Premium (this amount is denoted as “Put Premium”). The terms of your Notes require you and us to allocate the interest payments as set forth on the cover page, but this allocation is not binding on the Internal Revenue Service. Except as otherwise noted below, the discussion below assumes that your Notes will be treated in the manner described above.

In the opinion of our special tax counsel, Sullivan & Cromwell LLP, it would be reasonable to treat your Notes in the manner described above. This opinion assumes that the description of the terms of the Notes in this pricing supplement is materially correct.

NO STATUTORY, JUDICIAL OR ADMINISTRATIVE AUTHORITY DIRECTLY DISCUSSES HOW YOUR NOTES SHOULD BE TREATED FOR U.S. FEDERAL INCOME TAX PURPOSES. AS A RESULT, THE U.S. FEDERAL INCOME TAX CONSEQUENCES OF YOUR INVESTMENT IN THE NOTES ARE UNCERTAIN. ACCORDINGLY, WE URGE YOU TO CONSULT YOUR TAX ADVISOR AS TO THE TAX CONSEQUENCES OF INVESTING IN THE NOTES.

Amounts treated as interest on the Deposit will be subject to tax as ordinary income at the time you receive or accrue such payments, depending on your method of accounting for tax purposes. For a further discussion of the tax considerations applicable to fixed-rate debt instruments, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes” in the accompanying prospectus supplement. Amounts treated as Put Premium should generally be deferred and accounted for upon the sale, redemption or maturity of the Notes, as discussed below.

If the Notes are redeemed early or cash settled at maturity, such receipt of cash (excluding cash attributable to the final quarterly payment on the Notes) would likely be treated as (i) payment in full of the principal amount of the Deposit, which would likely not result in the recognition of gain or loss, and (ii) the lapse (if you receive the principal amount of the Notes) or the cash settlement (if you receive less than the principal amount of the Notes) of the Put Option. Under such characterization, you should generally recognize short-term capital gain or loss in an amount equal to the difference between (i) the amount of Put Premium paid to you over the term of the Notes (including the Put Premium received at redemption or maturity) and (ii) the excess (if any) of (a) the principal amount of your Notes over (b) the amount of cash you receive at redemption or maturity (excluding cash attributable to the final quarterly interest payment on the Notes).

If the Notes are physically settled at maturity with shares of the Reference Asset, you should not recognize any gain or loss (other than with respect to cash received in respect of the Fractional Share Amount, as described below) in respect of the Put Option. You should have a basis in such shares (including for this purpose any fractional shares) equal to the principal amount of the Notes less the total Put Premium that you received over the term of the Notes. If you receive cash in respect of the Fractional Share Amount upon the physical settlement of the Notes, you should recognize short-term capital gain or loss equal to the difference between the amount of cash you receive and your tax basis in the fractional shares. Your holding period in the Shares you receive upon the maturity of your Notes will begin on the day after you receive such Shares.

Upon a sale of your Notes, you would be required to apportion the value of the amount you receive between the Deposit and Put Option on the basis of the values thereof on the date of the sale. You would recognize gain or loss with respect to the Deposit in an amount equal to the difference between (i) the amount apportioned to the Deposit (excluding amounts attributable to accrued and unpaid interest on the Deposit) and (ii) your adjusted tax basis in the Deposit. Such gain or loss should generally be long-term capital gain or loss if you have held your Notes for more than one year.

Upon a sale of your Notes, the amount of cash that you receive that is apportioned to the Put Option, if any, (together with any amount of Put Premium received in respect thereof and deferred as described above) would be treated as short-term capital gain. If the value of the Deposit on the date of the sale of your Notes is in excess of the amount you receive upon such sale, you would likely be treated as having made a payment to the purchaser equal to the amount of such excess in order to extinguish your rights and obligations under the Put Option. In such a case, you would likely recognize short-term capital gain or loss in an amount equal to the difference between the Put Premium you previously received in respect of the Put Option and the amount of the deemed payment made by you to extinguish the Put Option.

Any character mismatch arising from your inclusion of ordinary income in respect of the interest on the Deposit and capital loss (if any) upon the sale or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations.

Alternative Treatments. There are no regulations, published rulings or judicial decisions addressing the treatment for U.S. federal income tax purposes of instruments with terms that are substantially the same as the Notes, and the Internal Revenue Service could assert that the Notes should be taxed differently than in the manner described above. For example, it is possible that the Notes could be treated as a debt instrument that is subject to the special tax rules governing contingent payment debt instruments. If your Notes are so treated, you generally will be required to accrue interest on a current basis in respect of the Notes over their term based on the comparable yield and projected payment schedule for the Notes and pay tax accordingly. If your Notes are so treated, you would recognize gain or loss upon the sale, redemption or maturity of your Notes in an amount equal to the difference, if any, between the amount you receive at such time and your adjusted basis in your Notes. Any gain you recognize upon the sale, redemption or maturity of your Notes would be ordinary income and any loss recognized by you at such time would generally be ordinary loss to the extent of interest you included in income in the current or previous taxable years with respect to your Notes, and thereafter would be capital loss. For a further discussion of the tax considerations applicable to contingent payment debt instruments, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—U.S. Federal Income Tax Treatment of the Notes as Indebtedness for U.S. Federal Income Tax Purposes—Contingent Payment Debt Instruments” in the accompanying prospectus supplement.

It is also possible that the Notes could be treated as a pre-paid income-bearing executory contract in respect of the Reference Asset, in which case you may be required to include the entire quarterly interest payment on the Notes in ordinary income (and not just the interest on the Deposit).

For a further discussion of the tax treatment of your Notes as well as other possible alternative characterizations, please see the discussion under the heading “Certain U.S. Federal Income Tax Considerations—Certain Notes Treated as Deposits and Put Options” in the accompanying prospectus supplement. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes. For additional, important considerations related to tax risks associated with investing in the Notes, you should also examine the discussion in “Selected Risk Considerations—Taxes”, in this pricing supplement.

“Specified Foreign Financial Asset” Reporting. Under legislation enacted in 2010, owners of “specified foreign financial assets” (which may include your Notes) with an aggregate value in excess of $50,000 (and in some circumstances, a higher threshold) may be required to file an information report with respect to such assets with their tax returns. “Specified foreign financial assets” generally include any financial accounts maintained by foreign financial institutions, as well as any of the following, but only if they are not held in accounts maintained by financial institutions: (i) stocks and securities issued by non-U.S. persons, (ii) financial instruments and contracts held for investment that have non-U.S. issuers or counterparties and (iii) interests in foreign entities. Holders are urged to consult their tax advisors regarding the application of this legislation to their ownership of the Notes.

Non-U.S. Holders. Barclays currently does not withhold on payments to non-U.S. holders. However, if Barclays determines that there is a material risk that it will be required to withhold on any such payments, Barclays may withhold on any interest payments at a 30% rate, unless you have provided to Barclays (i) a valid Internal Revenue Service Form W-8ECI or (ii) a valid Internal Revenue Service Form W-8BEN claiming tax treaty benefits that reduce or eliminate withholding. If Barclays elects to withhold and you have provided Barclays with a valid Internal Revenue Service Form W-8BEN claiming tax treaty benefits that reduce or eliminate withholding, Barclays may nevertheless withhold up to 30% on interest payments it makes to you if there is any possible characterization of the payments that would not be exempt from withholding under the treaty.

Selected Risk Considerations

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Asset. These risks are explained in more detail in the “Risk Factors” section of the prospectus supplement, including the risk factors discussed under the following headings:

•	“Risk Factors—Risks Relating to All Securities”;

•

“Risk Factors—Additional Risks Relating to Securities with Reference Assets That Are Equity Securities or Shares or Other Interests in Exchange-Traded Funds, That Contain Equity Securities or Shares or Other Interests in Exchange-Traded Funds or That Are Based in Part on Equity Securities or Shares or Other Interests in Exchange-Traded Funds”;

•	“Risk Factors—Additional Risks Relating to Notes Which Are Not Characterized as Being Fully Principal Protected or Are Characterized as Being Partially Protected or Contingently Protected”; and

•	“Risk Factors—Additional Risks Relating to Notes with a Barrier Percentage or a Barrier Level”.

In addition to the risks described above, you should consider the following:

•

Your Investment in the Notes May Result in Significant Loss—The Notes do not guarantee any return of principal. If the Final Price of the Reference Asset is less than the Knock-In Barrier, a Knock-In Event will occur. If a Knock-In Event occurs and we do not exercise our option to physically settle your Notes, the amount of your principal that you receive at maturity will be fully exposed to the decline of the Reference Asset from the Initial Price to the Final Price. If a Knock-In Event occurs and we exercise our option to physically settle your Notes, you will receive an amount of shares of the Reference Asset with a market value that is expected to be substantially less than the initial value of your investment. You may lose some or all of your investment in the Notes.

•

Potential Early Exit—While the original term of the Notes is as indicated on the cover page of this pricing supplement, the Issuer may redeem your Notes (in whole but not in part) at its sole discretion without your consent at the Redemption Price on any Interest Payment Date during the term of the Notes, beginning on the Interest Payment Date scheduled to occur on May 13, 2013, provided the Issuer gives at least five business days’ prior written notice to the trustee. If the Issuer exercises its redemption option on any Interest Payment Date, you will receive on the applicable Early Redemption Date a cash payment equal to 100% of the principal amount of your Notes together with any accrued but unpaid interest to but excluding such scheduled Interest Payment Date. This amount may be less than the payment that you would have otherwise been entitled to receive at maturity, and you may not be able to reinvest any amounts received on the Early Redemption Date in a comparable investment with similar risk and yield. No more interest will accrue after the relevant Early Redemption Date. The Issuer’s right to redeem the Notes may also adversely impact your ability to sell your Notes and the price at which they may be sold. The Issuer’s election to redeem the Notes may further limit your ability to sell your Notes and realize any market appreciation of the value of your Notes.

•

You Will Not Receive More Than the Principal Amount of Your Notes at Maturity—At maturity, you will not receive more than the principal amount of your Notes, even if the Reference Asset Return is positive. The total payment you receive over the term of the Notes will never exceed the principal amount of your Notes plus the interest payments paid during the term of the Notes.

•

The Determination of Whether a Knock-In Event Occurs is Not Based on the Price of the Reference Asset at any Time Other than the Closing Price on the Final Valuation Date—A Knock-In Event occurs if the Final Price of the Reference Asset is below the Knock-In Barrier. The determination of whether a Knock-In Event occurs is therefore not based on any price of the Reference Asset at any time other than the Closing Price on the Final Valuation Date. If the price of the Reference Asset drops precipitously on the Final Valuation Date such that a Knock-In Event Occurs, the value of the payment at maturity on your Notes that you receive (whether in the form of a cash payment or shares of the Reference Asset), if any, will be significantly less than it would have been had your payment at maturity been linked to the price of the Reference Asset at a time prior to such drop.

•

Credit of Issuer—The Notes are senior unsecured debt obligations of the issuer, Barclays Bank PLC and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes depends on the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. In the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

•

No Principal Protection—If a Knock-In Event occurs, the value of your payment at maturity will be significantly less than the principal amount of your Notes. If a Knock-In Event occurs and we have not elected to exercise our option to physically settle your Notes, the amount of your principal that you receive at maturity will be fully exposed to the decline of the Reference Asset from the Initial Price to the Final Price. If a Knock-In Event occurs and we exercise our option to physically settle your Notes, you will receive an amount of shares of the Reference Asset with a market value that is expected to be substantially less than the initial value of your investment. You may lose some or all of your investment in the Notes.

•	Return Limited to the Monthly Interest Payments—Your return is limited to the monthly interest payments. You will not participate in any appreciation in price of the Reference Asset.

•

No Dividend Payments or Voting Rights—As a holder of the Notes, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of shares of the Reference Asset would have.

•

Single Equity Risk—The price of the Reference Asset can rise or fall sharply due to factors specific to the Reference Asset and its issuer, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by the issuer of the Reference Asset. We have not undertaken any independent review or due diligence of the issuer’s SEC filings or of any other publicly available information regarding the issuer.

•

Lack of Liquidity—The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Notes to maturity.

•

Certain Built-In Costs Are Likely to Adversely Affect the Value of the Notes Prior to Maturity—While the payment at maturity described in this pricing supplement is based on the full principal amount of your Notes, the original issue price of the Notes includes the agent’s commission and the cost of hedging our obligations under the Notes through one or more of our affiliates. As a result, the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC will be willing to purchase Notes from you in secondary market transactions will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

•

Potential Conflicts—We and our affiliates play a variety of roles in connection with the issuance of the Notes, including acting as calculation agent and hedging our obligations under the Notes. In performing these duties, the economic interests of the calculation agent and other affiliates of ours are potentially adverse to your interests as an investor in the Notes.

•

Taxes—The U.S. federal income tax treatment of the Notes is uncertain and the Internal Revenue Service could assert that the Notes should be taxed in a manner that is different than described above. As discussed further in the accompanying prospectus supplement, the Internal Revenue Service issued a notice in 2007 indicating that it and the Treasury Department are actively considering whether, among other issues, you should be required to accrue interest over the term of an instrument such as the Notes at a rate that exceeds the portion of the quarterly payments treated as interest on the Deposit for U.S. federal income tax purposes and whether all or part of the gain or loss you may recognize upon the sale, redemption or maturity of an instrument such as the Notes could be treated as ordinary income or loss. Similarly, the Internal Revenue Service and the Treasury Department have current projects open with regard to the tax treatment of pre-paid forward contracts and contingent notional principal contracts. While it is impossible to anticipate how any ultimate guidance would affect the tax treatment of instruments such as the Notes (and while any such guidance may be issued on a prospective basis only), such guidance could be applied retroactively and could in any case increase the likelihood that you will be required to accrue income at a rate that exceeds the portion of the quarterly payments treated as interest on the Deposit for U.S. federal income tax purposes. The outcome of this process is uncertain. In addition, any character mismatch arising from your inclusion of ordinary income in respect of the interest on the Deposit and capital loss (if any) upon the sale or maturity of your Notes may result in adverse tax consequences to you because an investor’s ability to deduct capital losses is subject to significant limitations. You should consult your tax advisor as to the possible alternative treatments in respect of the Notes.

•

Many Economic and Market Factors Will Impact the Value of the Notes—In addition to the price of the Reference Asset on any day and the factors set forth above, the value of the Notes will be affected by a number of economic and market factors that may either offset or magnify each other, including:

•	the expected volatility of the Reference Asset;

•	the time to maturity of the Notes;

•	the dividend rate on the Reference Asset;

•	interest and yield rates in the market generally;

•	a variety of economic, financial, political, regulatory or judicial events;

•	supply and demand for the Notes; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

DESCRIPTION OF THE COMMON STOCK OF MICHAEL KORS HOLDINGS LIMITED

According to publicly available information, Michael Kors Holdings Limited (the “Company”) is a global accessories, footwear and apparel company with a presence in 85 countries. The Company operates in three segments—retail, wholesale and licensing—and has a strategically controlled global distribution network focused on company-operated retail stores, leading department stores, specialty stores and select licensing partners.

You are urged to read the following section in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information”. Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act”, and the Investment Company Act of 1940, as amended, which is commonly referred to as the “’40 Act”, are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act or the ’40 Act by the Company can be located by reference to its SEC file number: 001-35368 or its CIK Code: 0001530721.

The summary information above regarding the company issuing the Reference Asset comes from the issuer’s SEC filings. You are urged to refer to the SEC filings made by the issuer and to other publicly available information (such as the issuer’s annual report) to obtain an understanding of the issuer’s business and financial prospects. The summary information contained above is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular issuer.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We have not undertaken any independent review or due diligence of the Company’s SEC filings or of any other publicly available information regarding the Company.

Historical Performance of the Common Stock of Michael Kors Holdings Limited

The following table sets forth the high and low intraday prices, as well as end-of-quarter Closing Prices, of the common stock of Michael Kors Holdings Limited during the periods indicated below. Please note that Michael Kors Holdings Limited began trading publicly on December 15, 2011.

Quarter/Period Ending	Quarterly High	Quarterly Low	Quarterly Close
December 30, 2011	$27.41	$24.10	$27.25
March 30, 2012	$49.59	$26.00	$46.59
June 29, 2012	$48.62	$36.04	$41.84
September 28, 2012	$57.35	$38.91	$53.18
December 31, 2012	$56.97	$48.11	$51.03
February 8, 2013*	$58.08	$51.51	$57.10

*	For the period commencing January 1, 2013 and ending on February 8, 2013

The following graph sets forth the historical performance of the common stock of Michael Kors Holdings Limited based on daily Closing Prices from December 15, 2011 through February 8, 2013. The Closing Price of one share of Michael Kors Holdings Limited on February 8, 2013 was $57.10.

We obtained the historical trading price information set forth above from Bloomberg, L.P., without independent verification. The historical performance of the Reference Asset should not be taken as an indication of the future performance of the Reference Asset during the term of the Notes.

SUPPLEMENTAL PLAN OF DISTRIBUTION

We have agreed to sell to Barclays Capital Inc. (the “Agent”), and the Agent has agreed to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent is committed to take and pay for all of the Notes, if any are taken.